AMENDMENT

TO

TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment to the Transfer Agency and Service Agreement (the “Amendment”) is made and entered into as of June 15, 2026, by and between the State Street Institutional Investment Trust (the “Trust” and each series thereof, a “Portfolio”, and collectively, the “Portfolios”) and State Street Bank and Trust Company (“State Street” or the “Transfer Agent”).

WITNESSETH:

WHEREAS, the parties entered into that certain Transfer Agency and Service Agreement dated as of January 20, 2026 (the “Agreement”); and

WHEREAS, the parties wish to amend the Agreement to reflect operational changes in the processing of redemption transactions with respect to the Portfolios by the Trust, its Distributor and the Transfer Agent;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

I.	Section 1.2 of the Agreement is amended by revising subsections (iv), (v) and (vi) to read as set forth below:

“(iv) (1) Receive for processing from the Distributor, redemption orders from Authorized Participants for Creation Units, which have been received in good form and accepted by or on behalf of the Trust by the Distributor and moved by the Distributor to “Completed” status in the Fund Connect system (or any successor system); (2) deliver the appropriate documentation thereof to the Custodian; (3) transmit appropriate trade instructions to the NSCC, if applicable; and (4) pursuant to such orders, redeem the appropriate number of Creation Units held in the accounts of the applicable Authorized Participants;

(v) Reserved;

(vi) at the appropriate time as and when it receives cash and/or securities, as applicable, paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such cash and/or securities, to the redeeming Authorized Participant as instructed by the Distributor or the Trust;”

II.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

III.

This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted forms.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative under seal as of the date first above written.

STATE STREET INSTITUTIONAL INVESTMENT TRUST

By:	/s/ Bruce Rosenberg
Name:	Bruce Rosenberg
Title:	Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Jason O’Neill
Name:	Jason O’Neill
Title:	Managing Director